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                                                                   EXHIBIT 10.31

                                                                   *AIRC1998*

                            AIRCRAFT LEASE AGREEMENT
                     dated as of ______________("Agreement")

This Agreement (together with all supplements, annexes, exhibits and schedules hereto hereinafter referred to as the "LEASE") is between AVN AIR, LLC, with an office at 44 OLD RIDGEBURY ROAD, DANBURY, CONNECTICUT 06810 (together with its successors and assigns, if any "LESSOR") and MHS CONSULTING CORPORATION, a corporation organized and existing under the laws of the State of Wisconsin with its mailing address and chief place of business at 7711 CARONDELET AVENUE, SUITE 800, ST. LOUIS, MO 63105 (hereinafter called "LESSEE").

1.       LEASING:

         (a)Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the aircraft, including the airframe, engines, and all appurtenant equipment (together hereinafter the "AIRCRAFT") described in Annex A.

         (b)Lessor shall purchase the Aircraft from the manufacturer or supplier thereof ("SUPPLIER") and lease it to Lessee if on or before the Last Delivery Date (specified in Annex B) Lessor receives each of the following documents in form and substance reasonably satisfactory to Lessor: (i) a copy of this Lease executed by Lessee, (ii) unless Lessor shall have delivered its purchase order for the Aircraft or received a bill of sale for the Aircraft in the name of Lessor (and in form and substance satisfactory to Lessor), the Purchase Document(s) Assignment and Consent in the form of Annex C, with copies of the purchase order or other purchase documents attached thereto; (iii) copies of insurance policies or such other evidence of insurance which complies with the requirements of Section 10, (iv) evidence that the Aircraft has been duly certified as to type and airworthiness by the Federal Aviation Administration ("FAA"); (v) evidence that Insured Aircraft Title Service, or such other escrow agent reasonable acceptable to Lessor, has received in escrow the executed bill of sale and AC Form 8050-1 Aircraft Registration Form (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof), and an executed duplicate of this Lease all in proper form for filing with the FAA; (vi) a copy of a resolution of Lessee's board of directors authorizing this Lease in the form of Annex D; (vii) a completed inspection and/or survey with respect to the Aircraft in accordance with the requirements set forth in the Certificate of Acceptance; and (viii) such other documents as Lessor may reasonably request. Lessor's obligation to lease the Aircraft hereunder is further conditioned upon (1) the cost to Lessor of the acquisition of the Aircraft not exceeding the Capitalized Lessor's Cost stated on Annex A; (2) upon delivery of the Aircraft, Lessee's execution and delivery to Lessor of a Certificate of Acceptance in the form of Annex E; and (3) successful filing of all necessary documents with the FAA.

         (c)Lessor hereby appoints Lessee its agent for inspection and acceptance of the Aircraft from the Supplier. Once the Certificate of Acceptance has been signed, and the Commencement Date has occurred, the Aircraft shall be deemed to have been delivered to, and accepted by, Lessee for lease hereunder,


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2.       TERM, RENT AND PAYMENT:

         (a) The rent ("RENT") payable under this Lease and Lessee's right to use the Aircraft shall commence on the date Insured Aircraft Title Service files with the FAA the executed bill of sale and Aircraft Registration Form and Lessee executes the Certificate of Acceptance ("COMMENCEMENT DATE"). The term ("TERM") of this Lease shall commence on the Commencement Date and shall continue, unless earlier terminated pursuant to the provisions of this Lease, until and including the Expiration Date stated in Annex B. If any Term is extended or renewed, the word "Term" shall be deemed to refer to all extended or renewal Terms, and all provisions of this Lease shall apply during any such extension or renewal Terms, except as may be otherwise specifically provided in writing.

         (b) Rent shall be paid to Lessor by Lessee at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount, payable at such intervals and due in accordance with the provisions of Annex B. (Each payment of Rent is hereinafter referred to as a "RENT PAYMENT".) If one or more Advance Rent is payable, such Advance Rent shall be (i) set forth on Annex B and due in accordance with the provisions of Annex B, and (ii) when received by Lessor, applied to the first Basic Term for Rent Payment as set forth on Annex B and the balance, if any, to the final Rent Payment(s), in inverse order of maturity. In no event shall any Advance Rent or any other Rent Payment be refunded to Lessee. If Rent is hot paid within ten (10) days of its due date, Lessee agrees to pay a late charge of four cents ($.04) per dollar on, and in addition to, the amount of such Rent but not exceeding the lawful maximum, if any.

3.       RENT ADJUSTMENT:

         Intentionally left blank

4. TAXES AND FEES: (a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against the Aircraft (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, stamp, value added, custom duties, landing fees, airport charges, navigation service charges, route navigation charges or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "TAXES"). Notwithstanding the foregoing, Lessee shall have no liability for Taxes imposed by any domestic or foreign governmental entity or political subdivision thereof which are on or measured by the net income, capital, net worth or franchise of Lessor or similar conduct of business taxes, except as provided in Section 14(c) hereof. Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all tax reports or returns show Lessor as the owner of the Aircraft, and (iv) send a copy to Lessor of any tax reports or returns showing Lessor as the owner. Notwithstanding anything in this Lease to the contrary, Lessee shall have no liability with respect to: Taxes imposed as a result of the transfer or other disposition of the Aircraft by Lessor to anyone other than Lessee; Lessor's gross negligence or willful misconduct; any act or omission of Lessor in breach of this Lease; Lessor's failure to avail itself of any applicable exemption

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reasonably and timely requested by Lessee (and provided that Lessee has provided
Lessor with such information that Lessor needs in order to assert such exemption); or Lessor's failure to file any return or report in a timely or proper manner.

         (b) To the extent any taxing jurisdiction makes a claim with respect to any Tax for which the Lessee would be liable under this Section 4, Lessee may contest in its own name such claim only so long as there is no continuing Event of Default by Lessee under the Lease and taking such action does not subject the Aircraft to attachment, foreclosure, or repossession by the taxing authority. In any event, if Lessee wishes to contest the tax, then at such time during such contest that the tax is required to be paid, Lessee shall agree to indemnify Lessor for all sums Lessor may be obligated to pay in the event that Lessee does not prevail in such contest.

         (c) To the extent it is not possible for Lessee to contest the tax in its own name, Lessee may request Lessor to contest such claim and Lessor shall be obligated to contest said claim, provided that (1) in the opinion of independent tax counsel selected by Lessor and approved by Lessee the basis in law and fact makes it more probably than not that the Lessee will prevail, (2) Lessee shall have agreed to pay Lessor on demand all out of pocket costs and expenses (including the fees and disbursements of independent tax counsel) incurred by Lessor in connection with taking such action, (3) Lessee shall have agreed to indemnify Lessor for all sums Lessor may be obligated to pay in the event that Lessor does not prevail in such contest, and (4) Lessor shall have no obligation to appeal any adverse ruling with respect to the tax contest.

         (d) Notwithstanding anything to the contrary contained herein, if at any time during the tax contest the Aircraft becomes subject to attachment, foreclosure or repossession by the taxing authority due to non-payment of the tax and associated charges for which Lessee is responsible hereunder, Lessee shall promptly pay such tax and charges.

5. REPORTS: Lessee will provide Lessor with the following in writing within the time periods specified: (a) notice of any tax or other lien which attaches to the Aircraft (other than a Permitted Lien as defined in Section 8(a)), within ten (10) days after Lessee becomes aware of the lien and the full particulars of the lien forthwith upon request of Lessor, (b) complete consolidated financial statements for the group of companies of which Lessee is a member, certified by a recognized firm of certified public accountants, promptly after the filing of such financial statements with the Securities and Exchange Commission for each fiscal year of Lessee; (c) notice to Lessor of the Aircraft's location, and the location of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, immediately upon request; (d) notice to Lessor of the relocation of the Aircraft's primary hangar location, prior to any relocation; (e) notice of loss or damage to the Aircraft which would cost more than ten percent (10%) of the original Capitalized Lessor's Cost to repair or replace, within fifteen (15) days of such loss or damage; (f) notice of any accident involving the Aircraft causing personal injury or property damage, within fifteen (15) days of such accident; (g) copies of the insurance policies or other evidence of insurance required by the terms hereof, promptly upon request by Lessor; (h) copies of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, within fifteen (15) days of such request; (i) beginning on the first anniversary of the Commencement Date of this Lease and on each anniversary date thereafter, a certificate of the authorized officer of Lessee stating that such officer has reviewed the

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activities of Lessee and that, to the best of such officer's knowledge, there exists no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default; (j) such information as may be reasonably required to enable Lessor to file any reports required by any governmental authority as a result of Lessor's ownership of the Aircraft, promptly upon request of Lessor; (k) copies of any manufacturer's maintenance service program contract for the airframe or engines, promptly upon request by Lessor; (1) evidence of Lessee's compliance with applicable FAA airworthiness directives and of compliance with other maintenance provisions of Section 7 hereof, promptly upon request of Lessor; and (m) notice of any change in Lessee's state of incorporation or organization, within thirty (30) days of such change and (n) such other reports or information as Lessor may reasonably request.

6.       DELIVERY, REGISTRATION, USE AND OPERATION:

         (a) Physical possession of the Aircraft shall be delivered directly from the Supplier to Lessee unless the Aircraft is being leased pursuant to a sale leaseback transaction in which case Lessee acknowledges that it is in possession of the Aircraft as of the Lease Commencement Date.

         (b) Lessee shall not take any action, or omit to take any action for which Lessee has a duty to act, which would cause the Aircraft not to be registered in the name of Lessor under the Title 49, Subtitle VII of the United States Code, as amended (the "FAA ACT"), and shall not register the Aircraft under the laws of any other country.

         (c) The possession, use and operation of the Aircraft shall be at the sole risk and expense of Lessee. Lessee acknowledges that it accepts full "operational control" of the Aircraft (as defined in the Federal Aviation Regulations ("FAR")), Lessee agrees that the Aircraft will be used and operated;
(i) in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the use or operation thereof; (ii) in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency; (iii) in compliance with all safety and security directives of the FAA and similar government regulations relating to aircraft security; and (iv) in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof. Lessee will operate the Aircraft predominantly in the conduct of its business and will not use or operate, or permit the Aircraft to be used or operated, (aa) in violation of any United States export control law, (bb) in a manner wherein the predominant use during any consecutive twelve month period would be for a purpose other than transportation for Lessee, or in a manner, for any time period, such that Lessor or a third party shall be deemed to have "operational control" of the Aircraft except as otherwise permitted under this Lease, or (cc) for the carriage of persons or property for hire except as permitted under subsections 91.501(b)(3), (4), (5), (6) (but excluding therefrom a "joint ownership agreement"), (7), (8) and (9) of the FAR and section 91.321 of the FAR or otherwise permitted under this Lease or the transport of mail or contraband. The Aircraft will, at all times be operated by duly qualified pilots holding at least a valid commercial pilot certificate and instrument rating and any other certificate, rating, type rating or endorsement appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the FAR. The Aircraft's pilots shall be employed and/or paid and contracted for by Lessee or by a third party retained by Lessee to provide pilot services with respect to the Aircraft, shall meet all applicable recency of flight requirements and shall meet the requirements established and specified by the insurance policies required under this Lease and the FAA. The primary hangar location of the Aircraft shall be as

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stated in Annex B, Lessee shall not relocate the primary hangar location to a hangar location outside the United States. Provided that Lessor and its representatives comply with all security directives of the FAA and similar governmental and airport regulations relating to aircraft and airport security, Lessor may, at its expense, examine and inspect the Aircraft, wherever located, on the ground, after giving Lessee reasonable prior notice.

         (d) (i) AT ALL TIMES DURING THE TERM OF THE LEASE, LESSEE AGREES NOT TO OPERATE OR LOCATE THE AIRCRAFT, OR ALLOW THE AIRCRAFT TO BE OPERATED OR LOCATED, IN OR OVER (1) ANY AREA OF HOSTILITIES; OR (2) ANY GEOGRAPHIC AREA WHICH IS NOT COVERED BY THE INSURANCE POLICIES REQUIRED BY THIS LEASE; OR (3) ANY COUNTRY OR JURISDICTION FOR WHICH EXPORTS OR TRANSACTIONS ARE SUBJECT TO SPECIFIC RESTRICTIONS UNDER ANY UNITED STATES EXPORT OR OTHER LAW, OR UNITED NATIONS SECURITY COUNCIL DIRECTIVE, INCLUDING WITHOUT LIMITATION, THE TRADING WITH THE ENEMY ACT, 50 U.S.C. APP. SECTIONS 1 ET SEQ., THE INTERNATIONAL EMERGENCY ECONOMIC POWERS ACT, 50 U.S.C. APP. SECTIONS 1701 ET SEQ., AND THE EXPORT ADMINISTRATION ACT, 50 U.S.C. APP. SECTIONS 2401 ET SEQ., IF IN SO DOING LESSEE WOULD VIOLATE, OR PERMIT THE VIOLATION OF, SUCH LAWS OR DIRECTIVES. LESSEE ALSO AGREES TO PROHIBIT ANY NATIONAL OF SUCH RESTRICTED NATIONS FROM OPERATING THE AIRCRAFT.

                  (ii) Lessee represents and warrants that it does not on this date hold a contract or other obligation to operate the Aircraft in any of the following countries; Cuba, Iraq, Iran, Libya, Myanmar, North Korea, and Sudan.

         (e) The engines set forth on Annex A shall be used only on the airframe described in Annex A and shall only be removed for maintenance in accordance with the provisions of this Lease.

         (f) Lessor shall not disturb Lessee's quiet enjoyment of the Aircraft during the Term of this Lease unless an Event of Default has occurred and is continuing under this Lease.

         (g) During the Term of this Lease, Lessee expressly assumes sole and exclusive responsibility for the determination and implementation of all security measures and systems required by law or regulation having jurisdiction over the Lessee or the Aircraft and otherwise as a reasonably prudent lessee of an aircraft would so do, for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts. Lessee expressly acknowledges that during the Term of this Lease, Lessee's implementation of such security measures and systems is a material obligation of Lessee under this Lease, and that Lessor shall have absolutely no responsibility therefor. Upon request by Lessor from time to time, and subject to Lessee's obligation first to comply with all applicable laws and regulations, Lessee shall provide Lessor with such evidence as is reasonably requested by Lessor regarding Lessee's compliance with its obligations under this section. However, in no event shall Lessor have any right, duty or obligation to monitor, review or assess any security measures maintained by Lessee or Lessee's compliance with the provisions of this Section. Any review by Lessor of such evidence as is provided pursuant to Lessor's request hereunder shall be at Lessor's expense and for Lessor's informational.

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purposes only, and there shall be no inference or implication therefrom that
Lessor has reviewed or approved the adequacy or sufficiency of such recommendations or of the actual security measures or systems employed by Lessee. Without limiting the generality of the foregoing, it is expressly understood and acknowledged that Lessee, being in "operational control" of the Aircraft, is uniquely in a position to identify and implement those security measures necessary to comply with this section and that in doing so, Lessee has not relied upon, and shall not rely upon, any statement, act, or omission of Lessor.

7.       MAINTENANCE:

         (a) Lessee agrees that the Aircraft will be maintained in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the maintenance thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof.

         (b) Lessee shall maintain, inspect, service, repair, overhaul and test the Aircraft (including each engine) in accordance with (i) all applicable maintenance manuals published by the manufacturer, including any subsequent amendments or supplements to such manuals issued by the manufacturer from time to time, (ii) all mandatory or otherwise required "SERVICE BULLETINS" issued, supplied, or available by or through the manufacturer and/or the manufacturer of any engine or part with respect to the Aircraft, (iii) all airworthiness directives applicable to the Aircraft issued by the FAA or similar regulatory agency having jurisdictional authority, and, to the extent reasonably possible, causing compliance to such directives to be completed through corrective modification in lieu of operating manual restrictions, and (iv) all maintenance requirements set forth in Annex G hereto. Lessee shall maintain all records, logs and other materials required by the FAA or by the manufacturer for enforcement of any warranties. All maintenance procedures required hereby shall be undertaken and completed in accordance with the manufacturer's recommended procedures, and by properly trained, licensed, and certificated maintenance sources and maintenance personnel, so as to keep the Aircraft and each engine in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times.

         (c) Lessee agrees, at its own cost and expense, to (i) cause the Aircraft and each engine thereon to be kept numbered with the identification and serial number therefor as specified in Annex A; (ii) prominently display on the Aircraft that registration number, and only that registration number, specified in Annex A except the Aircraft's registration number may be changed with Lessor's consent which shall not be unreasonably withheld, delayed or conditioned; and (iii) notify Lessor in writing thirty (30) days prior to making any change in the configuration (other than changes in configuration mandated by the FAA), appearance and coloring of the Aircraft from that in effect at the time the Aircraft is accepted by Lessee hereunder, and in the event of such change or modification of configuration, coloring or appearance, to restore the Aircraft to the configuration, coloring or appearance in effect on the Commencement Date upon request of Lessor at the expiration or earlier termination of this Lease (unless such change or modification of configuration, coloring or appearance is or has been approved in writing by Lessor which approval shall not be unreasonably withheld, delayed or conditioned) or, at Lessor's option to pay to Lessor an amount

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equal to the reasonable cost of such restoration. Lessee will not place the
Aircraft in operation or exercise any control or dominion over the same until such Aircraft markings have been placed thereon. Lessee will replace promptly any such Aircraft marking which may be removed, defaced or destroyed.

         (d) Lessee shall be entitled from time to time during the Term of this Lease to acquire and install on the Aircraft at Lessee's expense, any additional accessory, device or equipment as Lessee may desire (each such accessory, device or equipment, an "ADDITION"), but only so long as such Addition (i) is ancillary to the Aircraft; (ii) is not required to render the Aircraft complete for its intended use by Lessee; (iii) does not alter or impair the originally intended function or use of the Aircraft; and (iv) can be readily removed without causing material damage. Title to each Addition which is not removed by Lessee prior to the return of the Aircraft to Lessor shall vest in Lessor upon such return. Lessee shall repair all damage to the Aircraft resulting from the installation or removal of any Addition so as to restore the Aircraft to its condition prior to installation, ordinary wear and tear excepted.

         (e) Any alteration or modification with respect to the Aircraft that may at any time during the Term of this Lease be required to comply with any applicable law or any governmental rule or regulation (each an "ALTERATION") shall be made at the expense of Lessee. Any repair made by Lessee of or upon the Aircraft or replacement parts, including any replacement engine installed thereon in the course of repairing or maintaining the Aircraft (but excluding any "loaner" engine temporarily installed on the Aircraft while an engine has been removed for repair), or any Alteration, shall be deemed an accession, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor.

         (f) Except as permitted under this Section 7, Lessee will not modify the Aircraft or affix or remove any accessory to the Aircraft leased hereunder.

         (g) If the Aircraft is to be operated at any time under Part 135 of the FAR with the prior written consent of Lessor, then the Aircraft shall be maintained and operated in accordance with the applicable Part 135 standards.

8.       LIENS, SUBLEASE AND ASSIGNMENT:

         (a) LESSEE SHALL NOT SELL, TRANSFER, ASSIGN OR ENCUMBER THE AIRCRAFT, ANY ENGINE OR ANY PART THEREOF, LESSOR'S TITLE OR ITS RIGHTS UNDER THIS LEASE. LESSEE SHALL NOT, EXCEPT AS EXPRESSLY PERMITTED UNDER THIS LEASE OR WITH THE PRIOR WRITTEN CONSENT OF LESSOR, SUBLET, CHARTER OR PART WITH POSSESSION OF THE AIRCRAFT OR ANY ENGINE OR PART THEREOF. Lessee shall not permit any engine to be used on any other Aircraft. Lessee shall keep the Aircraft each engine and any part thereof free and clear of all liens and encumbrances other than those which result from (i) the respective rights of Lessor and Lessee as herein provided;
(ii) liens arising from the acts or omissions of Lessor; (iii) liens for taxes not yet due; and (iv) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business for sums not yet delinquent or being contested in good faith (and for the payment of which adequate assurances in Lessor's reasonable judgment have been provided Lessor)(each, a "PERMITTED LIEN").

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         (b) Lessor and any assignee of Lessor may assign this Lease, or any part hereof and/or the Aircraft subject hereto provided that (a) such assignment shall in no way impair Lessee's right and interests in the Aircraft and this Lease, (b) such assignment shall not increase any indemnity or other obligation of Lessee hereunder, and Lessee shall have no greater obligations hereunder whether by an increase in the amount of any indemnity payable hereunder or otherwise and (c) Lessor shall reimburse Lessee for all costs and expenses it incurs in connection with such assignment. Lessee hereby waives and agrees not to assert against any such assignee, or assignee's assigns, any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

9. LOSS, DAMAGE AND STIPULATED LOSS VALUE: Lessee hereby assumes and shall bear the entire risk of any loss, theft, confiscation, expropriation, requisition, damage to, or destruction of, the Aircraft, any engine or part thereof from any cause whatsoever. If for any reason the Aircraft, or any engine thereto becomes worn out, lost, stolen, confiscated, expropriated, requisitioned, destroyed, irreparably damaged, or unusable ("CASUALTY OCCURRENCES") Lessee shall promptly and fully notify Lessor in writing. If, in the reasonable opinion of Lessor, a Casualty Occurrence has occurred which affects only the engine(s) of the Aircraft, then Lessee, at its own cost and expense subject to Lessor paying over to Lessee (provided no Event of Default has occurred and is continuing), any insurance proceeds received by Lessor as a result of claims for damages, loss, destruction, confiscation, expropriation or war risk, shall replace such engine(s) within a reasonable period of time after such loss with an engine(s) reasonably acceptable to Lessor and shall cause title to such engine(s) to be transferred to Lessor for lease to Lessee under this Lease. Upon transfer of title to Lessor of such engine(s), such engine(s) shall be subject to the terms and conditions of this Lease, and Lessee shall execute whatever documents or filings Lessor reasonably deems necessary and appropriate in connection with the substitution of such replacement engine(s) for the original engine(s). Provided such engine has been so replaced and provided no Event of Default has occurred and is continuing, Lessee shall, as between Lessee and Lessor only, be entitled to recover possession of the salvage of the original engine(s) and Lessor will transfer to or at the direction of Lessee all of Lessor's right, title and interest in any such original engine(s) free and clear of any lien or encumbrance arising through Lessor and Lessee will be subrogated to all claims of Lessor against third parties (other than Lessor's insurer under policies independently maintained at its own cost and expense) in connection with the Casualty Occurrence provided that the value of the replacement engine is equal to or greater than the fair market value of the salvaged engine measured after the time of the Casualty Occurrence. If, in the reasonable opinion of Lessor, a Casualty Occurrence has occurred with respect to the Aircraft in its entirety, on the Rent Payment Date next succeeding a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value as set forth in Annex F calculated as of the Rent Payment Date immediately preceding such Casualty Occurrence; and (ii) all Rent and other amounts which are due under this Lease as of the Payment Date minus any insurance proceeds actually received in goods funds by Lessor as a result of claims for damages, loss, destruction, confiscation, expropriation or war risk. Upon payment of all sums due hereunder and compliance by Lessee with all of its other Lease termination obligations, as provided herein, the Term of this Lease as to the Aircraft shall terminate, and then, as between Lessee and Lessor only, Lessee shall be entitled to recover possession of the salvage thereof, Lessor will transfer to or at the direction of Lessee all of Lessor's right, title and interest in the Aircraft and any engine constituting part of the Aircraft whether or not installed on the Aircraft when the Casualty Occurrence occurred, free and clear of any lien or encumbrance arising through Lessor (provided the Stipulated Loss Value actually received by Lessor for the Aircraft is equal to or greater than the Fair Market

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Value (as defined in section 19 herein) of such salvaged Aircraft), and Lessee will be subrogated to all claims of Lessor against third parties (other than Lessor's insurer under policies independently maintained at its own cost and expense) in connection with the Casualty Occurrence.

10. INSURANCE: Lessee shall secure and maintain in effect at its own expense throughout the Term of the Lease (i) liability insurance covering public liability and property, cargo, and sudden accidental pollution coverage (as provided is such policies) in amounts not less than fifty million (50,000,000) United States dollars for any single occurrence, (ii) all-risk aircraft hull and engine insurance (including, without limitation, with respect to engine or part thereof while removed from the aircraft and foreign object damage insurance) in an amount which is not less than the then Stipulated Loss Value (but the minimum amount of such insurance for engines and parts removed from the Aircraft shall be the replacement cost of such engines and parts, to the extent available); and
(iii) confiscation, expropriation and war risk, hijacking and allied perils insurance (which insurance shall include coverage against acts of terrorism and similar criminal acts) in an amount which is (x) for physical damage, not less than the then Stipulated Loss Value and (y) for liability coverage, not less than fifty million (50,000,000) United States dollars for any single occurrence. All insurance shall: (1) name Lessor as owner of the Aircraft and as loss payee, as its interest may appear, and additional insured (without responsibility for premiums), (2) provide that any cancellation or substantial change in coverage shall not be effective as to the Lessor for thirty (30) days (except (i) in the case of war risk insurance, (a) seven days or such shorter period as may be reasonably available and (b) without any notice upon (x) the outbreak of war between any two of: France, the People's Republic of China, the Russian Federation the United Kingdom or the United States of America, or (y) the hostile detonation of any weapon of war employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force; or (z) the requisitioning of the Aircraft by a governmental authority or agency; and (ii) ten days with respect to cancellation for failure to pay a premium) after receipt by Lessor of written notice from such insurer(s) of such cancellation or change, (3) insure Lessor's interest regardless of any breach of warranty or other act or omission by Lessee (in circumstances where Lessee has a duty to act), or violation by Lessee of any warranties, declarations or conditions in such policies (excluding, if so excluded from such insurance policies, conversion or embezzlement), (4) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured (except as to the limits of liability),
(5) waive any right of set-off against Lessee or Lessor, and any rights of subrogation against Lessor, (6) be primary and not be subject to any offset by any other insurance carried by Lessor or Lessee, (7) consist of such other insurance as Lessor shall reasonably require in accordance with industry standards, and (8) be with company(ies) reasonably satisfactory to Lessor. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft. Lessor shall not act as Lessee's attorney-in-fact unless there has occurred and is continuing an Event of Default by Lessee. Any reasonable expense of Lessor in adjusting or collecting insurance proceeds as Lessee's attorney-in-fact shall be borne by Lessee. Upon the occurrence and continuation of an Event of Default hereunder, Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (A) repair the Aircraft, or repair or replace any part thereof, or (B) satisfy any obligation of Lessee to Lessor under this Lease, and any balance remaining shall be paid to Lessee.

Notwithstanding the foregoing if any of the events described in item 2(i)(b)(x),
(y) or (z) of the second sentence of the above paragraph occur (each of the foregoing being hereinafter referred to as a "GROUNDING

EVENT"), the Aircraft shall, unless Lessee is otherwise so directed in writing by Lessor, be immediately grounded and the Lessee shall, to the extent the above described insurances do not already cover such risks, at its own expense, obtain ground insurance until such time as the above Grounding Event is remedied or the obligations to Lessor hereunder are paid in full. In addition, upon the occurrence of such a Grounding Event, Lessor shall have the right to impose such other restrictions on the use and operation of the Aircraft as Lessor deems prudent, in its sole and complete discretion.

11.      RETURN OF AIRCRAFT:

         (a) On the date of expiration or termination of this Lease other than by reason or a Casualty Occurrence (the "RETURN DATE"), Lessee shall return the Aircraft to Lessor, at a location Lessor shall direct that shall be within the continental United States no greater than 1,500 miles from the primary hangar location of the Aircraft at the expiration or termination of this Lease. Lessee shall also return all logs, loose equipment, manuals and data associated with the Aircraft, including without limitation, inspection, modification and overhaul records required to be maintained with respect to the Aircraft under this Lease or under the applicable rules and regulations of the FAA or under the manufacturer's recommended maintenance program, along with a currently effective FAA airworthiness certificate. Lessee shall, upon request, assign to Lessor its rights under any manufacturer's maintenance service contract or extended warranty for the Aircraft, any engine or part thereof. All costs and expenses for return of the Aircraft and delivery of the aforementioned logs, manuals and data shall be borne by Lessee. The Aircraft shall be returned in the condition in which the Aircraft is required to be maintained pursuant to Section 7, but with all logos or other identifying marks of Lessee removed. Additionally, Lessee shall ensure that the Aircraft complies with all requirements and conditions set forth on Annex G hereto.

         (b) Lessor may arrange for the inspection of the Aircraft on the Return Date to determine if the Aircraft has been maintained and returned in accordance with the provisions of this Lease. Lessor shall be responsible for the cost of such inspection. If the results of such inspection indicate that the Aircraft, any engine thereto or part thereof, has not been maintained or returned in accordance with the provisions of this Lease, Lessee shall pay to Lessor within fifteen (15) days of demand, as liquidated damages, the estimated cost ("ESTIMATED COST") of servicing or repairing the Aircraft, engine or part. The Estimated Cost shall be determined by Lessor and Lessee each obtaining one quote for such service or repair work and taking the average of the two quotes.

         (c) If Lessee fails to return the Aircraft on the Return Date, Lessor shall be entitled to damages equal to the higher of (i) Rent for the Aircraft, pro-rated on a per diem basis, for each day the Aircraft is retained beyond the Return Date; or (ii) the daily fair market rental for the Aircraft at the Return Date. Such damages for retention of the Aircraft shall not be interpreted as an extension or reinstatement of the Term.

         (d) All of Lessor's rights contained in this Section shall survive the expiration or other termination of this Lease.

12.      EVENTS OF DEFAULT AND REMEDIES:

         (a) The term "Event of Default", wherever used herein, shall mean any of the following events under this Lease: (i) Lessee breaches its obligation to pay Rent or any other sum when due and fails to cure the breach within ten (10) days; or (ii) Lessee breaches any of its insurance obligations under Section 10; or (iii) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor to Lessee; or
(iv) any representation or warranty made by Lessee in this Lease shall prove to have been false or misleading in any material respect when any such representation or warranty was made or given (or, if a continuing representation, at any material time); or (v) Lessee or any guarantor or other obligor for any of the obligations hereunder (collectively "GUARANTOR") becomes insolvent or ceases to do business as a going concern; or (vi) a petition is filed by or against Lessee or any Guarantor under any bankruptcy, insolvency or similar laws and in the event of an involuntary petition, the petition is not dismissed within ninety (90) days of the filing date; or (viii) Lessee breaches or is in default under any other agreement by and between Lessor and Lessee for the lease of property or the financing of equipment.

         (b) Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, at any time thereafter, exercise one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect: (i) demand that Lessee immediately pay as liquidated damages, for loss of a bargain and not as a penalty, an amount equal to the Stipulated Loss Value of the Aircraft, computed as of the Basic Term Rent Date immediately preceding such demand together with all Rent and other amounts due and payable for all periods up to and including the Basic Term Rent Date following the date on which Lessor made its demand for liquidated damages; (ii) demand that Lessee pay all amounts due for failure to maintain or return the Aircraft as provided herein and cause Lessee to assign to Lessor (to the extent assignable) Lessee's rights under any manufacturer's service program contract or any extended warranty contract in force for the Aircraft; (iii) proceed by appropriate court action, either at law or in equity, to enforce the performance by Lessee of the applicable covenants of this Lease or to recover damages for breach hereof; (iv) by notice in writing terminate this Lease, whereupon all rights of Lessee to use of the Aircraft or any part thereof shall absolutely cease and terminate, and Lessee shall immediately return the Aircraft in accordance with Section 11, but Lessee shall remain liable as provided in Section 11; (v) request Lessee to return the Aircraft to a designated location in accordance with Section 11 ;
(vi) peacefully enter the premises where the Aircraft may be and take possession of the Aircraft; (vii) sell or otherwise dispose of the Aircraft at private or public sale, in bulk or in parcels, with or without notice, and without having the Aircraft present at the place of sale; (viii) lease or keep idle all or part of the Aircraft; (ix) use Lessee's premises for storage pending lease or sale or for holding a sale without liability for rent or costs; (x) collect from Lessee all costs, charges and expenses, including reasonable legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor's remedies with respect thereto; and/or (xi) declare any Event of Default under the terms of this Lease to be a default under any other agreement between Lessor and Lessee for the lease of property or the financing of equipment.

         (c) Lessor shall have the right to any proceeds of sale, lease or other disposition of the Aircraft, if any, and shall apply same in the following order of priorities: (i) to pay all of Lessor's costs, charges and expenses incurred in enforcing its rights under this Lease or in taking, removing, holding, repairing, selling, leasing or otherwise disposing of the Aircraft; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Lease; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in (i) and (ii) immediately.

         (d) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Notwithstanding anything herein to the contrary, Lessor agrees to mitigate its damages hereunder, as so required under applicable law. Waiver of any Event of Default shall not be a waiver of any other or subsequent Event of Default.

13.      NET LEASE:

         Lessee is unconditionally obligated to pay all rent and other amounts due for the entire Term of this Lease no matter what happens, even if the Aircraft is damaged or destroyed, if it is defective or if Lessee no longer can use it except as provided in section 9 of this Lease. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Lease whether Lessee's claim arises out of this Lease, any statement by Lessor, Lessor's liability or any Supplier's liability, strict liability, negligence or otherwise.

14.      INDEMNIFICATION:

         (a) Lessee hereby agrees to indemnify (on an after tax basis) Lessor and any other entity which has an ownership interest in, is owned by or is under common ownership with, Lessor, and the respective or collective officers, directors, agents, employees, successors and assigns of each (each, an "INDEMNIFIED PARTY") from and against any and all losses, damages, penalties, injuries, claims, demands, actions and suits, (collectively "CLAIMS") whether in law or equity, or in contract, tort, or otherwise, including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal, arising out of or relating to the Aircraft or this Lease, except to the extent the Claims result from Indemnified Party's gross negligence or willful misconduct. This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims that may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of (i) the selection, manufacture, purchase, acceptance or rejection of the Aircraft, the ownership of the Aircraft during the term of this Lease, and the delivery, lease, possession, maintenance, use, condition, return or operation of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable by Lessor, any Indemnified Party or Lessee and any claim for patent, trademark or copyright infringement or environmental damage), (ii) the condition of the Aircraft sold or disposed of immediately after use by Lessee, any sublessee or employees of Lessee to the extent that the damages are the result of acts or omissions (in circumstances where Lessee has a duty to act) of Lessee, any sublessee or employees of Lessee; (iii) any breach of Lessee's obligations under the Lease or the failure by Lessee to comply with any term, provision or covenant contained in this Lease or any other agreement executed by Lessee in connection with this Lease or the Aircraft or with any applicable law, rule or regulation with respect to the Aircraft, or the nonconformity of the Aircraft or its operation with any applicable law; (iv) vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts, regardless of whether or not Lessee was at the time of such use, complying with the security requirements of the Lease or applicable law; (v) any actions brought against any Indemnified Party that arise out of Lessee's actions (or actions of Lessee's agents) in connection with this Lease or the Aircraft; or (vi) Lessor's reliance on any representation or warranty made by Lessee (or any of its officers) under or in connection with this Lease or any report or other information delivered by Lessee pursuant hereto which shall have been incorrect in any material respect when made or deemed made or delivered, Lessee shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any of the foregoing. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing. Notwithstanding anything herein to the contrary, Lessee shall have no obligation to indemnify an Indemnified Party against any Claims that are caused by the gross negligence or willful misconduct of any Indemnified Party, by any Indemnified Party's breach of this Lease, or any Indemnified Party's assignment or transfer of this Lease or the Aircraft.

         (b) Lessee hereby represents, warrants and covenants that (i) the Aircraft will not be used predominantly outside of the United States within the meaning of Section 168(g)(l)(A), (ii) the Aircraft will not become "tax-exempt use property" within the meaning of IRC Section 168(g)(l)(B), (iii) the Aircraft will not become "limited use property" within the meaning of Rev. Proc. 75-21 and 76-30, (iv) the Lessee will not make substantial non-severable improvements to the Aircraft unless required to by law in order to operate the Aircraft. In connection with and in reliance upon Lessee's observance of the foregoing representations, warranties and covenants, Lessee acknowledges that Lessor will be taking certain tax benefits set forth in Annex B Section C (the "Tax Benefits") in respect of the Aircraft (all references to Lessor in this
Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member), and at no time during the Term of this Lease will Lessee take nor will it permit any sublessee or assignee to take any action (whether or not such act is otherwise permitted by Lessor or the provisions of this Lease), which will result in the breach of the foregoing representations, warranties and covenants set forth in this Section 14 (b) and the subsequent disqualification of the Aircraft for, or recapture of, all or any portion of such Tax Benefits; provided, however, that Lessee shall not be in breach of the representations, warranties or covenants contained in Section 14(b) if such breach is caused by the Lessor or by Lessee's exercise (provided no Event of Default has occurred and is continuing), of any purchase option or termination option exercised under the terms and conditions of this Lease. For the purposes of this Section 14(b), taking the Aircraft outside the United States and failing to bring it back to the United States in time to avoid having the Aircraft used predominantly outside the United States within the meaning of Section 168(g)(l)(A) will be considered an action in violation of the foregoing.

         (c) If as a direct result of a breach of any representation, warranty or covenant of the Lessee contained in this Lease (i) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to the Aircraft, or
(ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a "Loss"), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall cause Lessor's after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, other than tax rates, as were used by Lessor in originally evaluating the transaction ("Net Economic Return").

         (d) Intentionally left blank.

         (e) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor's rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Lease, and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15.      DISCLAIMER:

         LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES AND THAT LESSOR IS LEASING THE AIRCRAFT IN AN "AS IS" CONDITION SUBJECT TO ANY SUPPLIER OR OUTFITTER WARRANTIES (THE BENEFITS OF WHICH LESSOR HEREBY ASSIGNS TO LESSEE). LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT LEASED UNDER THIS LEASE OR ANY COMPONENT THEREOF, OR ANY ENGINE INSTALLED THEREON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, AIRWORTHINESS, DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by the Aircraft, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Aircraft, or any other circumstance in connection with the Aircraft; (ii) the use, operation or performance of the Aircraft or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of the Aircraft. If, and so long as, no Event of Default exists under this Lease, Lessee shall be, and hereby is, authorized during the Term of this Lease to assert and enforce, at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Aircraft. Nothing in this paragraph shall be deemed to disclaim or waive the responsibility or liability of Lessor caused by its gross negligence or willful misconduct or its breach of this Lease.

16.      REPRESENTATIONS AND WARRANTIES OF LESSEE AND LESSOR:

         16.1 Lessee hereby represents and warrants to Lessor that on the date of this Lease and at all times during the Term of this Lease:

         (a) On the date hereof, Lessee has adequate power and capacity to enter into, and perform under, this Lease and all related documents (together, the "DOCUMENTS") and is duly qualified to do business wherever necessary to carry on its present business and operations, including, if necessary, the jurisdiction(s) where the Aircraft is or is to have its primary hangar location.

         (b) On the date hereof, the Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable against Lessee in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

         (c) On the date hereof, no approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

         (d) On the date hereof, the entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Aircraft pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Lease) to which Lessee is a party.

         (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Lease.

         (f) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change between the date Lessee provided the most recent financial statement prior to the Commencement Date and the Commencement Date of this Lease.

         (g) Lessee's exact legal name is as set forth in the first sentence of this Lease and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Lease) and Lessee is and will continue to be a "CITIZEN OF THE UNITED STATES" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code. Lessee shall not consolidate, reorganize or merge with any other corporation or entity or sell, convey, transfer or lease all or substantially all of its property during the Term of this Lease without Lessor's consent, which shall not be unreasonably withheld, delayed or conditioned.

         (h) The chief executive office or chief place of business (as either of such terms is used in Article 9 of the Uniform Commercial Code) of Lessee is located at the address set forth above, and Lessee agrees to give Lessor prior written notice of any relocation of said chief executive office or chief place of business from its present location.

         (i) A copy of this Lease, and a current and valid Aircraft Registration Certificate will be kept on the Aircraft at all times during the Term of this Lease.

         (j) Lessee has selected the Aircraft, manufacturer and vendor thereof, and all maintenance facilities required hereby.

         (k) Lessee shall maintain all logs, books and records (including any computerized maintenance records) pertaining to the Aircraft and engines and their maintenance during the Term in accordance with FAA rules and regulations.

         (l) Lessee shall not operate the Aircraft under Part 135 of the FAR without the prior written approval of Lessor.

         (m) Lessee shall notify the local Flight Standards District Office of the FAA forty-eight (48) hours prior to the first flight of the Aircraft under this Lease.

         (n) Throughout the Term of this Lease, Lessee will not use or operate and will not permit the Aircraft to be used or operated "predominately" outside the United States as that phrase is used in Section 168(g)(l)(A)of the Code.

         (o) Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23,
2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

         16.2 Lessor hereby represents and warrants to Lessee that:

         (a) On the date hereof, Lessor has adequate power and capacity to enter into, and perform under, this Lease and all related Documents and is duly qualified to do business wherever necessary to carry on its present business and operations.

         (b) On the date hereof, the Documents have been duly authorized, executed and delivered by Lessor and constitute valid, legal and binding agreements, enforceable against Lessor in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

         (c) On the date hereof, no approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessor of the Documents except such as have already been obtained.

         (d) On the date hereof, the entry into and performance by Lessor of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessor or any provision of Lessor's Certificate of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Lease) to which Lessor is a party.

         (e) On the date of this Lease and at all times during the Term of this Lease, so long as no Event of Default has occurred and is continuing, (i) Lessor, and anyone claim by or through Lessor, shall not interfere with Lessee's quiet enjoyment and use of the Aircraft, (ii) Lessor authorizes Lessee to assert for Lessor's account all rights and powers of Lessor under any manufacturer's or vendor's warranty with respect to the Aircraft or its components and (iii) to the extent permitted by such manufacturer's or vendor's warranty, Lessor assigns such warranty to Lessee.

         (f) On the date of this Lease and at all times during the Term of this Lease, Lessor is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessor is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section l(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable BSA laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

17. EARLY TERMINATION:

         (a) Lessee may, so long as no Event of Default by Lessee exists and is continuing under this Lease, terminate this Lease upon at least ninety
(90) days prior written notice to Lessor effective on the Rent Payment Date ("TERMINATION DATE") specified in such notice which may be any Rent Payment Date on or after the First Termination Date (as specified in Annex B).

         (b) Lessee shall, and Lessor may, solicit cash bids for the Aircraft on an AS IS, WHERE IS basis without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee; and (ii) pay to Lessor, (a) the Termination Value (calculated as of the Termination Date) for the Aircraft; and (b) all Rent and other sums due and unpaid as of the Termination Date. Neither Lessee nor its agents shall be permitted to bid.

         (c) Provided that all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Aircraft on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value paid by Lessee. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

         (d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Aircraft. In that event, on the Termination Date Lessee shall: (i) return the Aircraft (in accordance with Section 11); and (ii) pay to Lessor all amounts required under
Section 17(b) less the amount of the highest bid certified by Lessee to Lessor.

18. EARLY PURCHASE OPTION:

         (a) On the Early Purchase Option Date (specified in Annex B), Lessee may, so long as no Event of Default by Lessee exists hereunder and is continuing and this Lease has not been earlier terminated, purchase the Aircraft on an AS IS BASIS for cash equal to the Early Purchase Option Price (specified on Annex B), plus all applicable sales taxes, Lessee must give Lessor at least thirty (30) days, but not more than ninety (90) days, prior written notice of the purchase. Lessor and Lessee agree that the Option Price is a reasonable prediction of the price that a willing buyer (who is neither a lessee in possession nor a used aircraft dealer) would pay for the Aircraft on the Early Purchase Option Date in an arm's length transaction to a willing seller under no compulsion to sell.

         (b) If Lessee has elected to purchase the Aircraft, then on the Early Purchase Option Date Lessee shall pay to Lessor the Early Purchase Option Price (plus all applicable sales taxes) together with any rent and other sums due and unpaid on the Early Purchase Option Date.

19. END OF LEASE PURCHASE OPTION:

         (a) On the Expiration Date (specified in Annex B), Lessee may, so long as no Event of Default by Lessee exists hereunder and is continuing and this Lease has not been earlier terminated, purchase the Aircraft on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must give Lessor at least ninety (90) days, but not more than one hundred eighty (180) days, prior written notice of its intent to purchase.

         (b) "FAIR MARKET VALUE" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Aircraft in an arm's-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value: (i) the Aircraft shall be assumed to be in the condition in which it is required to be maintained and returned under this Lease, (ii) any installed additions to the Aircraft shall be valued on an installed basis; and (iii) costs of removal of the Aircraft from the current location shall not be a deduction from the value of the Aircraft. If Lessor and Lessee are unable to agree on the Fair Market Value at least sixty
(60) days before Lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser's determination shall be final, binding and conclusive. Lessee and Lessor shall each bear one-half of the costs associated with any such appraisal.

         (c) Lessee shall be deemed to have waived this purchase option unless it provides Lessor with written notice of its irrevocable election to exercise the option within fifteen (15) days after the Fair Market Value is finally determined in accordance with the preceding section.

20. MISCELLANEOUS:

         (a) LESSEE AND LESSOR HEREBY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS

LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS LEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         (b) As between Lessor and Lessee, the Aircraft shall remain Lessor's property unless Lessee purchases the Aircraft from Lessor, and, until such time, Lessee shall only have the right to use the Aircraft pursuant to this Lease. Any cancellation or termination of this Lease, pursuant to the provisions of this Lease, shall not release either party from any then outstanding obligations to the other party hereunder.

         (c) Time is of the essence of this Lease. Lessee agrees, upon Lessor's request, to execute, any instrument reasonably necessary or expedient for filing, recording or perfecting the interest of Lessor, In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Aircraft and any engines, equipment and/or accessories described in any Annex attached hereto and containing any other information required by the applicable Uniform Commercial Code, All notices required to be given hereunder shall be deemed adequately given if delivered in hand or sent by registered or certified mail, postage prepaid, to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Lease and any Annexes hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and all Annexes referenced herein are incorporated herein by reference. NO VARIATION OR MODIFICATION OF THIS LEASE OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH PARTY TO THIS LEASE.

         (d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to, upon the occurrence and during the continuance of an Event of Default, effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional Rent due to Lessor. Lessee shall pay the additional Rent within ten days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of any Event of Default.

         (e) Any Rent or other amount not paid to Lessor when due shall bear interest from the due date until paid, at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. Any provisions in this Lease which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

         (f) THIS LEASE AND THE FIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE AIRCRAFT.

         (g) This Lease may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Lease by signing any such counterpart.

         (h) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the "TRANSACTIONS"). Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 601 1 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

21. TRUTH-IN-LEASING:

         (a) LESSEE HAS REVIEWED THE AIRCRAFT'S MAINTENANCE RECORDS AND OPERATING LOGS AND HAS FOUND THAT DURING THE PRECEDING 12 MONTHS OR, IF SHORTER, THE PERIOD FROM THE DATE THE AIRCRAFT WAS REGISTERED IN THE UNITED STATES UNTIL THE COMMENCEMENT DATE OF THIS LEASE, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 14 CFR 91.409(f) OF THE FEDERAL AVIATION REGULATIONS. LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 14 CFR 9l.409(f) OF THE FEDERAL AVIATION REGULATIONS.

         (b) LESSEE CERTIFIES THAT LESSEE, AND NOT LESSOR, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE DURING THE TERM HEREOF. EACH PARTY FURTHER CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

         (c) LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 14 CFR 91.409(f) OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE, EACH PARTY UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                          LESSEE:
AVN AIR, LLC
BY: GENERAL ELECTRIC CAPITAL CORPORATION,        MHS CONSULTING CORPORATION
ITS MANAGER


 By:/s/ Connie Iatrides                          By: /S/ Karey L. Witty
        ------------------------------               ---------------------------
 Name:  Connie Iatrides                          Name:   KAREY L. WITTY
        ------------------------------
 Title :                                         Title:  SECRETARY
        ------------------------------

                                     ANNEX A
                         (FOR FAA FILING PURPOSES ONLY)

          DESCRIPTION OF AIRCRAFT, LESSOR'S COST, AND AIRCRAFT MARKINGS

I.       DESCRIPTION COST:
                                                       $ INTENTIONALLY OMITTED

                  Bombardier Aerospace, Model Challenger 604 Aircraft which consists of the following components:

                  (a) Airframe bearing FAA Registration Mark N145DL and Manufacturer's Serial No, 5367;

                  (b) two, (2) General Electric engines Model CF-34 3B bearing Manufacturer's Serial Nos. 872289 and 872290 respectively (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower);

                  (c) N/A, (_______________, ) N/A propellers
                  bearing, respectively bearing, Manufacturer's Serial Nos. _______________________and __________________________________,
                  each being rated as follows:__________________________________

                  (d) Standard accessories and optional equipment and such other items fitted or installed on the Aircraft and set forth on Exhibit A to Annex A attached hereto.

                  (e) Those items of Lessee Furnished Equipment described in a bill of sale or bills of sale therefor (copies of which arc appended hereto), delivered by Lessee to Lessor which constitute appliances and equipment which will be installed on the Aircraft;

                  (f) Sales Tax - to be paid on rental stream

                  (g) Other -- APU: Garrett Model GTCP 36-100E, S/N P559

                            CAPITALIZED LESSOR'S COST    $ INTENTIONALLY OMITTED

II. AIRCRAFT MARKINGS (REFERENCED IN THE MAINTENANCE SECTION OF LESSOR)

(a) Four-by-six inch plaque to be maintained in cockpit and affixed in conspicuous position stating:

                                            AVN Air, LLC Owner and Lessor.
                               MHS Consulting Corporation Lessee under a certain
                                     Lease dated as of_________________, has
                                      operational control of this aircraft.

(b) Similar markings shall be permanently affixed to each engine.

Initials;

Lessee: /s/ Karey L. Witty                   Lessor /s/ Connie Iatrides
        ------------------------                    ---------------------------

                                    ANNEX A

          DESCRIPTION OF AIRCRAFT, LESSOR'S COST, AND AIRCRAFT MARKINGS

I.  DESCRIPTION COST;

     Bombardier Aerospace, Model Challenger 604 Aircraft which    $17,286,000-00
     consists Of the following components;

     (a) Airframe bearing FAA Registration Mark N145DL and
     Manufacturer's Serial No. 5367;

     (b) two, (2) General Electric engines Model CF-34 3B bearing
     Manufacturer's Serial Nos. 8722B9 and 872290 respectively
     (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower);

     (c) N/A, (______________________) N/A propellers bearing,
     respectively bearing, Manufacturer's Serial Nos,
     _____________________________________________AND each being rated as follows:

     (d) Standard accessories and optional equipment and such other items fitted or installed on the Aircraft and set forth on Exhibit A to Annex A attached hereto.

     (e) Those items of Lessee Furnished Equipment described in a bill of sale or bills of sale therefor (copies of which we appended hereto), delivered by Lessee to Lessor which constitute appliances and equipment which will be installed on the Aircraft;

     (f) Sales Tax - To be paid on rental stream

     (g) Other - APU: GARRETT MODEL GTCP 36-100E, S/N PS59

                            CAPITALIZED LESSOR'S COST          $ 17,286,000.00

II. AIRCRAFT MARKINGS (REFERENCED IN THE MAINTENANCE SECTION OF LEASE)

(a) Four-by-six inch plaque TO be maintained in cockpit and affixed in conspicuous position stating:

                                           AVN Air, LLC Owner and Lessor.
                               MHS Consulting Corporation Lessee under a certain
                                    Lease dated as of_______________________,
                                     has operational control of this aircraft.

(b) Similar markings shall be permanently affixed to each engine.

Initials:

Lessee: /s/ KW                                  Lessor /s/ CI
        -------------------------------                -------------------------

                              Exhibit A to Annex A
          Description of Aircraft, Lessor's Cost, and Aircraft markings

One (1) 1998 Bombardier Challenger 604 S/N 5367 and FAA Registration #N145DL powered by Qty (2) General Electric Engines Model CF34-3B S/N 872289 and 872290 and equipped with an APU Garrett GTCP 36-100E S/N P-559 along with following avionics:

Collins ProLine 4 System:

Dual Collins FCC-4006 Digital Flight Control Computers
Dual Collins ADC-850(E) Digital Air Data Computers
Dual Collins FMS-6000 Flight Management Systems
Dual Collins DCU-4000 series Data Concentrator Units
Dual IRS with Dual Mode Select Unit
Single Dual Channel Collins Integrated Avionics Processing Systems (IAPS) Six (7 1/4 " x 7 1/4) EFIS display tubes with EICAS (EFD-4077)
Collins MDC-4000 Maintenance Diagnostic Computer
Collins TRW-850 Weather Radar System w/ Turbulence Detection
Collins Radio Altimeter (ALT 55B)
Dual Collins HF-9000 HF Communications System
Coltech CSD-714 Selcal Decoder System
Dual Collins VHF-422C Comms with 8.33 kHz spacing and FM Immunity
Dual Collins VIR432A Nav Receivers
Dual Collins DME-442 Distance Measuring Equipment
Dual Collins ADF-462 Automatic Direction Finders
Dual Collins TDR-94D Mode S Transponders
Dual Collins RTU-4200 Color Liquid Crystal Radio Tuning displays
Solid State Fairchild A100S Cockpit Voice Recorder
8.33 Spacing/FM Immunity
Sundstrand Mk-V EGPWS
RVSM Compliant (LOA)

ADDITIONAL EQUIPMENT

Fairchild F-l000 Flight Data Recorder - S/B 604-31 -005
Increased Max Take-Off Weight - S/B 604-11-001.
Second Weather Radar control panel - S/B 604-34-006
Collins TCAS II w/ Change 7 - S/B 604-34-017
Dual Collins GPS-4000 - S/B 604-34-018
Additional Cabin Windows - S/B 604-56-001
Interior Soundproofing Package
10 Gallon Water System
Iridum Telephone System

ADDITIONAL EQUIPMENT Continued

Extended Duration Oxygen System
Electronic Locator Transmitter Artex 110-4
Fwd and Aft Bulkhead mounted Monitors
Audio International DVD Player
Audio International 10 Disc CD Changer
Air-Stair Lighting
Cabin Page and Call System
Sharp Microwave Convection Oven
Aft Bay Storage, Towbar and ladder
Pylon Lights Nespresso Machine
Performance Plus Avionics upgrade

INTERIOR

Configuration;    10 passengers and one jumpseat. Four executive club chairs forward with foldout executive table. One four place berthable divan aft with life raft and life vest storage. Opposite two executive club chairs with foldout executive table. INTERIOR
                  FIRE-BLOCKED.


Colors: The veneer is Medium High Gloss Walnut. The Side Walls and Headliner are finished in Dark Brown. The cabin chairs are finished in Brown Leather, accented by a four color 100% wool carpet and beautiful Divan.

EXTERIOR

Colors: The Exterior is base coated Matterhom white with medium green, starlight sliver and Dusk grey accent stripes.


Lessee Initials /s/ KW                      Lessor Initials /s/ CI
                -------------------------                   --------------------

                                                                     *AIR C0006*

                                    ANNEXE B
                     DATED THIS ____________________________
                     TO AIRCRAFT LEASE AGREEMENT
                     DATED AS OF ___________________________

Lessor & Mailing Address.                    Lessee & Mailing Address;
AVN Air, LLC                                 MHS Consulting Corporation
44 Old Ridgebury Road                        711 CARONDKLET AVENUE
Danbury, CT 06810                            SAINT LOUIS, MO 63105

Capitalized terms not defined herein shall have the meanings assigned to them in the Aircraft Lease Agreement identified Above.

A. AIRCRAFT.

         Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Aircraft described on Annex A to the Lease.

B. FINANCIAL TERMS.

1.       Advance Rent (if any):          (a) Amount:         $ 87,170.18
                                         (b) Due Date:       January 2, 2004

2.       Capitalized Lessor's Cost: $ 17,286,000.00.

3.       Basic Term Commencement Date: January 2, 2004

4.       Basic Term: 120 months.

5.       First Basic Term Rent Date: January 2, 2004

6.       Basic Term Rent Dates: Second day of each month.

7.       First Termination Dale: (36 ) months after the Basic Term Commmencement
         Date.

8.       Last Basic Term Rent Date: December 2, 2013

9.       Last Delivery Date: December __ ,2003.

10.      Primary Hangar Location: Spirit of St. Louis
                             Airport, Chesterfield, MO

11.      Supplier: Bombardier Aerospace Corporation.

12.      Lesser Federal Tax ID No,: 431795436.

13. Early Purchase Option: Option Date No. 1) January 2, 2007. Option Date No. 2) January 2, 2011) Option Price No. 1) $16,596,634.32 Option Price No. 2) $ 14,009,092.98

14.      Expiration Date: January 2, 2014

15.      Daily Lease Rate Factor:    ,01681.

16. Basic Term Lease Rate Factor: The Unadjusted Basic Term Lease Rate Factor (as shown below) increased or decreased by any Adjustment Amount as provided below.

17.      Unadjusted Basic Term Lease Rate Factor (s):

          Factor                Rental No.

         .504282%         PAYMENTS 1 THROUGH 60

         .616345%         PAYMENTS 61 THROUGH 120

18.      Base Index Rate: 3.18%

19. INDEX RATE: A variable per annum interest rate which shall be equal to the rate listed for "5 Year" Treasury ("CURRENT INDEX"), constant maturity, under the column indicating the daily rate as Slated in the Federal Reserve Statistical Release H.15 (519) published on the first Business Day of the prior month in which the Adjustment Period commences. If, for any reason whatsoever, the Federal Reserve Statistical Release H.15 (519) is no longer published, the Current Index shall be equal to the latest annualized interest rate for "five year" U.S. Treasury Bills as reported by the Federal Reserve Board on a weekly-average basis, adjusted for constant maturity as indicated in the "Money Rates" column of the Wall Street Journal, Eastern Edition, published on the first Business Day of the calendar month in which the Adjustment Period commences. As used herein, the term "Business Day" shall mean and include any calendar day other than a day on which all commercial banks in the City of New York, New York arc required or authorized U3 be closed.

20. Calculation of Unadjusted Basic Term Rent: The calculation of the Unadjusted Basic Term Rent (as defined below) is based on an assumption that the Index Rate in effect from time to time throughout the Basic Term would be equal to the Base Index Rate.

21. Adjustment for the Basic Term: The Unadjusted Basic Term Rent (as defined below) shall be adjusted once every fifth year following the Basic Term Commencement Date, and such adjustment shall be effective during the adjustment period ("ADJUSTMENT PERIOD") as hereinafter defined provided Lessor provides Lessee no less than ten (10) business days notice of the Adjustment Amount calculated in accordance with this paragraph. The first Adjustment Period shall commence at the close of business on the fifth anniversary of the Basic Term Commencement Dale and shall continue through the same day of the next succeeding 5 year period. Each Adjustment Period thereafter shall commence at the close of business on the last day of the previous Adjustment Period and shall continue through the same day of the next succeeding 5 year period. The adjustment to the Unadjusted Basic Term Rent ("ADJUSTMENT AMOUNT") shall be calculated by multiplying the respective Basis Point increase or decrease (rounded up to the nearest whole number of a basis point, when necessary) between the Base Index Rate and the Index Rate for each Adjustment Period by the applicable adjustment factor set forth on
         Exhibit 1 attached hereto and multiplying ihe product by a fraction equal to the Capitalized Lessor's Cost divided by one million. The resulting Adjustment Amount shall then be added or subtracted, as the case may be, to the Unadjusted Basic Term Rent.

C. TAX BENEFITS.

         DEPREDATION DEDUCTIONS:

         a. Depreciation Method: 200% declining balance method, switching 10 straight line method for the 1st taxable year for which using the straight line method with respect to ihe adjusted basis as of the beginning of such year would yield a larger allowance.

         b.       Recovery Period: 5 years.

         c.       Basis; 100 % of Capitalized Lessor's Cost.

D. TERM AND RENT.

         1. Interim Rent. For the period from and including the Commencement Date 10 the Basic Term Commencement Date ("INTERIM PERIOD"), Lessee shall pay as Rent ("INTERIM RENT") for each unit of Aircraft, the product of the Daily Lease Rate Fatter times the Capitalized Lessor's Cost of such unit times ihe number of days in the Interim Period. Interim Rent shall be due On lease commencement.

         2. Unadjusted Basic Term Rent. Commencing on the First Basic Term Rent Date and on the same day of each month thereafter (each, a "RENT PAYMENT DATE") during the Basic Term, Lessee shall pay as Rent ("UNADJUSTED BASIC TERM RENT") as adjusted pursuant to Section B(21) above, if applicable, the product of ihe Basic Term Lease Rate Factor, as adjusted pursuant to Section B( 16) above, Times the Capitalized Lessor's Cost of the Aircraft.

E. INSURANCE.

         1. Public Liability: $ 50,000,000.00 total liability per occurrence.

         2. Casualty and Property Damage: An amount equal to ihe higher of the Stipulated Loss Value or the full replacement cost of the Aircraft.

F. Additional Maintenance Requirements.

         None.

G. Amendments to Lease.

Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Annex B is not binding or effective with respect to the Lease or the Aircraft until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Annex B to be executed by their duly authorized representatives as of the date first Above written.

LESSOR:                                     LESSEE:

AVN AIR, LLC                                MHS CONSULTING CORPORATION
BY ITS MANAGER
GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Connie Iatrides                     By: /s/ Karey L Witty
    --------------------------------        --------------------------------
Name: Connie Iatrides                       Name:   KAREY L WITTY
      ------------------------------
Title: _____________________________        Title:  SECRETARY

                                            ATTEST
                                            BY: /s/ Sherry L Ebenreck
                                                --------------------------------
                                            Name: SHERRY L EBENRECK

                                                                     *AIR C0006*

                          FOR FAA FILING PURPOSES ONLY
                                     ANNEX B
                          DATED THIS ________________
                          TO AIRCRAFT LEASE AGREEMENT
                          DATED AS OF________________

Lessor & Mailing Address:                        Lessee & Mailing Address:
AVN Air, LLC                                     MHS Consulting Corporation
44 Old Ridgebury Road                            711 CARONDELET AVENUE
Dinbury, CT 06810                                SAINT LOUIS, MO 63105

Capitalized terms not defined herein shall have the meanings assigned to them in ihe Aircraft Lease Agreement identified above.

A.       AIRCRAFT.

         Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Aircraft described on Annex A to the Lease.

B.       FINANCIAL TERMS.

         1.       Advance Rent (if any):   (a) Amount:   $ INTENTIONALLY OMITTED
                         (b) DUE DATE:     JANUARY 2, 2004

         2.       Capitalized Lessor's Cost: $INTENTIONALLY OMITTED

         3.       Basic Term 120 Commencement Date: January 2, 2004

         4.       Basic Term: 120 months

         5.       First Basic Term Rent Date: January 2, 2004

         6.       Basic Term Rent Dales: Second day of each month.

         7. First Termination Date: (36) months after the Basic terms Commencement Date.

         8.       Last Basic Term Rent Date: December 2, 2014

         9.       Last Delivery Date: December____, 2003.

         10. Primary Hangar Locution: Spirit of St. Louis Airport, Chesterfield, MO

         11.      SUPPLIER: BOMBARDIER AEROSPACE CORPORATION.

         12.      Lessee Federal Tin ID No.: 431795436.

         13. Early Purchase Option: Option Date No. 1) January 2,2007 Option Date No. 2) January 2,2011
                      Option Price No. 1) INTENTIONALLY OMITTED
                      Option Price No. 2) $ INTENTIONALLY OMITTED

         14.      Expiration Date:

         15.      Daily Lease Rate Factor: INTENTIONALLY OMITTED.

         16. Basic Term Lease Rate Factor: The Unadjusted Basis Terra Lease Rate Factor (as shown below) increased or decreased by any Adjustment Amount as provided below.

         17.      Unadjusted Basic Term Lease Rate Factor(s):

                  Factor        Rental No.

                  INTENTIONALLY OMITTED%                 PAYMENTS 1 THROUGH 60

                  INTENTIONALLY OMITTED%                 PAYMENTS 61 THROUGH 120

         18.      Base Index Rate: INTENTIONALLY OMITTED%

         19. INDEX RATE: A variable per annum interest rate which shall be equal to the rate listed for "5 Year" Treasury ("CURRENT INDEX"), constant maturity, under the column indicating the daily rate as stated in the Federal Reserve Statistical Release H.15 (519) published on the final Business Day of the prior month in which ihe Adjustment Period commences, if, for any reason whatsoever, the Federal Reserve Statistical Release
                  H.15 (519) is no longer published, the Current Index shall be equal 10 ihe latest annualized interest rate for "five year" U.S. Treasury Bills as reported by the Federal Reserve Board or a weekly-average basis, adjusted for constant maturity as indicated in the "Money Rates" column of the Wall Street Journal, Eastern Edition, published on the first Business Day of the calendar month in which the Adjustment Period commences, As used herein, the term "Business Day" shall mean and include any calendar day other than a day on which all commercial tanks in the City of New York, New York are required or authorized to be closed.

         20. Calculation of Unadjusted Basic Term Rent: The calculation of the Unadjusted Basic Tenn Rent (as defined below) is based on an assumption that ihe Index Rate in effect from time to lime throughout the Basic Term would be equal to the Base Index Rate.

         21. Adjustment for the Basic Tern: The Unadjusted Basic Term Rent (as defined below) shall be adjusted once every fifth year following the Basic Terra Commencement Date, and such adjustment shall be effective during the adjustment period ("ADJUSTMENT PERIOD") as hereinafter defined provided Lessor provides Lessee no less than ten (10) business days notice of the Adjustment Amount calculated in accordance with this paragraph. The first Adjustment Period shall commence at the close of business on the fifth anniversary of the Basic Term Commencement Data and shall continue through the same day of the next succeeding 5 year period. Each Adjustment Period thereafter shall commence at the close of business on the last day of the previous Adjustment Period and shall continue through the same day of the next succeeding 5 year period. The adjustment to the Unadjusted Basic Term Rent ("ADJUSTMENT AMOUNT") shall be calculated by multiplying the respective Basis Point increase or decrease (rounded up 10 the nearest whole number of a basis point, when necessary) between the Base Index Rate and the Index Rate for each Adjustment Period by the applicable adjustment factor set forth on Exhibit I attached hereto and multiplying the product by a fraction equal to the Capitalized Lessor's Cost divided by one million. The resulting Adjustment Amount shall then be added or subtracted, as the case may be, to the Unadjusted Basic Term Rent.

C. TAX BENEFITS.

   DEPRECIATION DEDUCTIONS:

                  a. Depreciation Method: 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year would yield a larger allowance.

                  b.       Recovery Period: 5 years.

                  c.       Basis: 100% of Capitalized Lessor's Cost.

D. TERM AND RENT.

         1. Interim Rent. For the period from and including the Commencement Date to the Basic Term Commencement Date ("INTERIM PERIOD"), Lessee shall pay as Rent ("INTERIM RENT") for each unit Of Aircraft, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit limes the number of days in the Interim Period. Interim Rent shall be due on lease commencement.

         2. Unadjusted Basic Term Rent. Commencing on the First Basic Term Rent Date and on the same day of each month thereafter (each, a "RENT PAYMENT DATE") during the Basic Term, Lessee shall pay as Rent ("UNADJUSTED BASIC TERM RENT") as adjusted pursuant to Section B(21) above, if applicable. the product of the Basic Term Lease Rate Factor, as adjusted pursuant to Section B(16) above, times the Capitalized Lessor's Cost of the Aircraft.

E. INSURANCE.

         1. Public Liability; $ 50,000,000.00 total liability per occurrence.

         2. Casualty and Property Damage: An amount equal to the higher of the Stipulated Loss Value or the full replacement coal of the Aircraft.

F. ADDITIONAL MAINTENANCE REQUIREMENTS.

         None.

G. AMENDMENTS TO LEASE.

Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Annex B is not binding or effective with respect to the Lease or the Aircraft until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Annex B to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                      LESSEE:

AVN AIR, LLC                                 MHS CONSULTING CORPORATION
BY ITS MANAGER
GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Connie Iatrides                      BY: /s/ K. L. Witty
    ---------------------------------           --------------------------------
NAME: Connie Iatrides                        Name: KAREY L. WITTY
      -------------------------------
TITLE: ______________________________        Title: SECRETARY

                                             ATTEST
                                             By: /s/ Sherri L Erenreck
                                                --------------------------------
                                             Name: SHERRI L ERENRECK

                  *AIR C0008*

                                     ANNEX C

                  PURCHASE DOCUMENT(S) ASSIGNMENT AND CONSENT

         THIS PURCHASE DOCUMENT(S) ASSIGNMENT ("ASSIGNMENT") is dated as of _____________________________ by and between AVN Air, LLC (The "LESSOR") and MHS CONSULTING CORPORATION (the "LESSEE").

                                  WITNESSETH:

         Lessor and Lessee have entered into an Aircraft Lease Agreement dated as of _____ (the "LEASE") pursuant to which Lessee has agreed to lease from Lessor the Aircraft referred to therein. (All terms used herein which are not otherwise defined shall have the meaning ascribed to them in the Lease.)

         Lessee desires to lease rather than purchase the Aircraft and Lessor is wiling to acquire certain of Lessee's rights and interests under the purchase order(s) or purchase contracts (hereinafter either referred to as the "PURCHASE DOCUMENTS") which Lessee has heretofore issued to the Supplier(s) of such Aircraft.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, Lessor and Lessee hereby agree as follows:

SECTION 1. ASSIGNMENT:

         (a) Lessee does hereby assign and set over to Lessor all of Lessee's rights and interests in and to such Aircraft and the Purchase Documents, a description of such Purchase Documents is attached hereto as
Schedule 1, as the same relate to such Aircraft including, without limitation, in such assignment (i) the right to purchase the Aircraft pursuant to the Purchase Documents, and the right to take title to such Aircraft and to be named the purchaser in the bill of sale for such Aircraft, (ii) all claims for damages in respect of the Aircraft purchased by Lessor arising as a result of any default by the Supplier thereof under the related Purchase Documents, including, without limitation, all warranty and indemnity provisions contained in such Purchase Documents, and all claims arising thereunder, in respect of such Aircraft, and (iii) any and all rights of Lessee to compel performance of the terms of such Purchase Documents.

         (b) If, and so long as, no default, Event of Default or event which, with notice and the lapse of lime or both, would constitute a default under the Lease Has occurred and is continuing, Lessee shall be, and is hereby authorized on behalf of Lessor in the name of Lessee to exercise all rights and powers of the purchaser under all Purchase Documents with respect to such Aircraft and to retain any recovery or benefit resulting from the enforcement of any warranty, indemnity or right to damages or other compensation under the Purchase Documents or otherwise existing against the Supplier in respect of such Aircraft.

SECTION 2. CONTINUING LIABILITY OF LESSEE:

         It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) Lessee shall at all times remain liable to the Supplier to perform all of the duties and obligations of the purchaser under the Purchase Documents to the same extent as if this Agreement had not been executed, (b) the execution of this Agreement shall not modify any contractual rights of the Supplier under the Purchase Documents and the liabilities of the Supplier under the Purchase Document shall be to the same extent and continue as if this Agreement had not been executed, (c) the exercise by the Lessor of any of the rights assigned hereunder shall not release Lessee from any of its duties or obligations to the Supplier under the Purchase Documents, and (d) Lessor shall not have any obligation or liability under the Purchase Documents by reason of, or arising out of, this Agreement or be obligated to perform any of the obligations or duties of Lessee under the Purchase Documents or to make any payment (other than under the terms and conditions set forth in the Lease) or to make any inquiry of the sufficiency of or authorization for any payment received by any Supplier or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

         IN WITNESS WHEREOF, Lessee has caused this Assignment to be executed this ____ day of December, 2003 by its duly authorized representative.

                  LESSEE: MHS CONSULTING CORPORATION

                  By: /s/ K. L. Witty
                      ------------------------
                  Name: KAREY L. WITTY

                  Title: SECRETARY

         The foregoing Assignment is hereby accepted this_______ day of December, 2003.

         LESSOR: AVN Air, LLC
                 BY ITS MANAGER: GENERAL ELECTRIC CAPITAL CORPORATION

         By: /s/ Connie Iatrides
            ------------------------------
         Name: Connie Iatrides
              ----------------------------
         Title:___________________________

                                 SCHEDULE NO. 1
                                       TO
                                    ANNEX C
                                       TO
                            AIRCRAFT LEASE AGREEMENT

                               PURCHASE DOCUMENTS:

1. Order or Purchase Agreement between Bombardier Aerospace Corporation and MHS Consulting Corporation dated as of October 8, 2003

2. Warranty Agreement (if any) between___________________ and _____________________________ dated__________________

3.       Manufacturer's Full Warranty Bill of Sale to Lessor dated_____________

4.       FAA Bill of Sale.

Additional Maintenance Contracts and Other Purchase Documents: NONE

               *AIR C0011*

                                     ANNEX E

                           CERTIFICATE OF ACCEPTANCE

         AIRCRAFT LEASE AGREEMENT dated as of ________________ (the "LEASE"). between AVN Air, LLC together with its successors and assigns, if any, as lessor (the "LESSOR"), and MHS Consulting Corporation is lessee (the "LESSEE").

         A. The Aircraft: Lessee hereby certifies that the Aircraft as set forth and described in Annex A hereto has been delivered 10 Lessee, inspected by Lessee, and is, on the date set forth below, fully and finally accepted under the Lease.

         B. Representations by Lessee: Lessee hereby represents and warrants to Lessor that on the date hereof:

         (1) The representations and warranties of Lessee set forth in the Lease and all certificates and opinions delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof.

         (2) Lessee has satisfied or complied with all conditions precedent and requirements set forth in the Lease which are required to be or to have been satisfied or complied with on or prior to the date hereof.

         (3) No Default or Event of Default under the Lease has occurred and is continuing on the date hereof.

         (4) There are in full force and effect, such insurance policies with respect to the Aircraft, as are required to be obtained under the terms of the Lease.

         (5) Lessee has furnished no equipment for the Aircraft other than as sold to Lessor and as stated on Annex A hereto or permitted as an addition thereto pursuant to the Lease.

         (6) The Lessee has caused the records of the Aircraft and all pertinent records therefor to be inspected and the Aircraft has no damage history.

         (7) Lessee will promptly, following the commencement of the Lease, affix the nameplates required to be affixed to the Aircraft and to each engine pursuant to the MAINTENANCE Section of the Lease have been duly affixed.

         Date of Delivery of Acceptance: ______________________

         IN WITNESS WHEREOF, Lessee has caused this Certificate of Acceptance to be duly executed by its officers thereunto duly authorized.

                                            Lessee:
                                            MHS CONSULTING CORPORATION

                                            BY: /S/ K. L. Witty
                                                --------------------------------

                                            Name:  KAREY L. WITTY

                                            Title: SECRETARY

                                            Date:  12/23/03

                                                                      *AIRC0012*
                                     ANNEX F

                     STIPULATED LOSS AND TERMINATION VALUES

         The Stipulated Loss and Termination Value of the Aircraft shall be the percentage of Capitalized Lessor's Cost of the aircraft set forth opposite the applicable rent payment.

                    CAPITALIZED LESSOR'S COST $17,286,000.00

        Termination  Stipulated          Termination    Stipulated
Rental     Value     Loss Value            Value        Loss Value
Basic   Percentage   Percentage  Rental  Percentage     Percentage
-----   ----------   ----------  ------  ----------     ----------
  1       103.433      107.384    61       92.292        94.767
  2       103.401      107.328    62       91.918        94.368
  3       103.349      107.251    63       91.541        93.968
  4       103.271      107.148    64       91.165        93.566
  5       103.184      107.037    65       90.788        93.165
  6        103.09      106.913    66        90.41        92.762
  7       102.988      106.791    67       90.032         92.36
  8       102.885      106.663    68       89.652        91.955
  9       102.773      106.527    69       89.271         91.55
 10       102.654      106.384    70        88.89        91.144
 11       102.534      106.239    71       88.507        90.737
 12       102.405      106.086    72       88.124        90.328
 13       102.269      105.925    73        87.74         89.92
 14       102.131      105.763    74       87.353        89.509
 15       101.992      105.599    75       86.965        89.096
 16       101.848       105.43    76       86.576        88.683
 17       101.699      105.256    77       86.187        88.269
 18       101.545      105.078    78       85.797        87.855
 19       101.387      104.895    79       65.407         87.44
 20       101.227      104.711    80       85.015        87.023
 21       101.062      104.521    81       84.623        86.606
 22       100.B93      104.327    82        84.23        86.189
 23       100.722      104.132    83       83.834        85.769
 24       100.546      103.931    84       83.439        85.349
 25       100.366      103.726    85       83.043        84.928
 26       100.183      103.519    86       82.644        84.505
 27           100      103.311    87       82.244         84.08
 28        99.813        103.1    88       81.843        83.655
 29        99.623      102.885    89       81.442        83.229
 30        99.431      102.668    90        81.04        82.803
 31        99.235      102.448    91       80.638        82.376
 32        99.038      102.227    92       80.234        81.947
 33        98.838      102.002    93       79.829        81.518
 34        98.635      101.774    94       79.424        81.088

 35         98.43      101.545    95       79.017        80.656
 36        98.223      101.313    96       78.609        80.224
 37        98.012      101.078    97       78.201        79.791
 38          97.8      100.841    98       77.791        79.357
 39        97.587      100.603    99       77.379         78.92
 40         97.37      100.362   100       76.966        78.482
 41        97.151      100.118   101       76.552        78.044
 42        96.928       99.871   102       76.139        77.606
 43        96.703       99.621   103       75.725        77.167
 44        96.476       99.369   104       75.308        76.726
 45        96.246       99.115   105       74.892        76.285
 46        96.013       98.857   106       74.474        75.843
 47        95.778       98.598   107       74.055        75.399
 48        95.541       98.336   108       73.635        74.955
 49        95.301       98.071   109       73.215         74.51
 50        95.059       97.805   110       72.793        74.063
 51        94.815       97.536   111       72.368        73.614
 52         94.57       97.267   112       71.944        73.165
 53        94.323       96.995   113       71.518        72.715
 54        94.075       96.722   114       71.093        72.265
 55        93.825       96.448   115       70.666        71.814
 56        93.573       96.172   116       70.238        71.361
 57         93.32       95.894   117       69.809        70.908
 58        93.066       95.615   118        69.38        70.454
 59         92.81       95.334   119       68.949        69.998
 60        92.552       95.052   120       68.517        69.542

INITIALS:                                               [ILLEGIBLE]
                __________________________        --------------------------
                Lessor                            Lessee

                                                                      *LEAS9991*

                                    EXHIBIT I
                                   TO ANNEX B

                           DATED AS OF ______________
                           TO AIRCRAFT LEASE AGREEMENT
                           DATED AS OF _______________

              floating
                rate
payment      adjustment
number         factor
61           3.8424

INITIALS:                                           [ILLEGIBLE]
                ____________________              -------------------
                Lessor                            Lessee

                                   *AIRC0019*

                                     ANNEX G
                                       TO
                    AIRCRAFT LEASE DATED____________________
                  ADDITIONAL MAINTENANCE AND RETURN CONDITIONS

1. In addition to the requirement set forth in the MAINTENANCE Section and the RETURN OF AIRCRAFT Section of the Lease, the Lessee shall comply with the following terms and conditions:

         (a) On the Return Date, Lessee (i) shall have completed the next required 800 hour and 24 month inspections on the Aircraft, and the next periodic inspection on each engine; (ii) shall ensure that each engine shall have available operating hours until both the next scheduled "hot section" inspection and next scheduled major Overhaul of not less than 50% of the total operating hours respectively available between such hot section inspections or major overhauls; and (iii) shall ensure that the airframe shall have at least:
(aa) one-half the available operating hours; and (bb) one-half the available operating months until the next scheduled major airframe inspection allowable between major airframe inspections.; and (iii) shall ensure that the life limited components as detailed in chapter five of the Aircraft's maintenance manual. Time Limits and Maintenance Checks, have at least one-half the available hours/cycles/months until next scheduled replacement.

         (b) In the event that any of such engines or airframe does not meet the conditions set forth in paragraph (a) above, Lessee shall pay Lessor an amount equal to the sum of (i) for each engine, the product of: the current estimated cost of the next scheduled the section inspection (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (0 if negative) of (x) the actual number of hours of operation since the previous hot section inspection, minus (y) 50% of the total operating hours allowable between hot section inspections, and the denominator shall be the total operating hours allowable between hot section inspections, plus (ii) for each engine, the product of: the current estimated cost of the next scheduled major overhaul (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (0 if negative) of (x) the actual number of hours of operation since the previous major overhaul minus (y) 50% of the total operating hours allowable between major overhauls, and the denominator shall be the total operating hours allowable between major overhauls, plus (iii) the product of: the current estimated cost of the next scheduled major airframe and pressure vessel inspection (including in such estimated cost, all required replacement of life limited pans) multiplied by the greater fraction wherein the number shall be the remainder (0 if negative) of (x) the actual number of respective operating hours or months of operation since previous major airframe and pressure vessel inspection, minus (y) 50% of the respective total operating hours or months of operation allowable between scheduled major airframe and pressure vessel inspections, and the denominator shall be the respective total operating hours or months of operation between scheduled major airframe and pressure vessel inspections. All prorated inspection and/or overhaul charges, if any, shall be payable as supplemental rent and shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due including the names of all sources used for the required cost estimates. (Unless both Lessor and Lessee agree to alternative source(s), the manufacturers of the airframe and engines shall be used as the sources for all cost estimates.)

Initials:       Lessee [ILLEGIBLE]                  Lessor: ____________________
                -----------------------

*AIRC0014*

                                                                December  , 2003

MHS Consulting Corporation
7711 CARONDELET AVENUE
SAINT LOUIS, MO 63105
Attn.: Mr. Karey Witty

Dear Mr. Witty:

         AVN Air, LLC (together with its successors and assigns, if any) is entering into an Aircraft Lease Agreement dated __________________ (the "AGREEMENT") with MHS CONSULTING CORPORATION for the lease of a certain Aircraft as more particularly described in Annex* A (the "AIRCRAFT") to the Agreement, In accordance with the requirements of Article 2A of the Uniform Commercial Code, Lessor hereby makes the following disclosures to Lessee prior to execution of the Agreement, (a) the person supplying the Aircraft is BOMBIRDIER AEROSPACE CORPORATION, tax identification number __________________________(the "SUPPLIER"), (b) Lessee is entitled to the promises and warranties, including those of any third party, provided to the Lessor by Supplier, which is supplying the Aircraft in connection with or as part of the contract by which Lessor acquired the Aircraft and (c) with respect to the Aircraft, Lessee may communicate with Supplier and receive an accurate and complete statement of such promises and warranties, including any disclaimers and limitations of them or of remedies.

                                            AVN AIR, LLC
                                            BY ITS MANAGER
                                            GENERAL ELECTRIC CAPITAL CORPORATION

                                            By: /s/ Connie Iatrides
                                               ----------------------------
                                            Name: Connie Iatrides
                                                 --------------------------

                                            Title:_________________________

ACKNOWLEDGED AND AGREED TO:
MHS CONSULTING CORPORATION

By: /s/ K L Witty
    ---------------------------

Name: KAREY L. WITTY

Title: SECRETARY

Date: 12/23/03

               *AIRC0017*

                                                       Date: ___________________

AVN Air, LLC
44 Old Ridgebury Road
Danbury,CT06810

Gentlemen:

         You are hereby irrevocably authorized and directed to deliver and apply the proceeds due the undersigned in connection with a lease to the undersigned evidenced by that Aircraft, Lease Agreement dated _________ and Annex B dated________________ as follows:

Bombardier Aerospace Corporation                     $17,286,000.00

         This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.

                                Very truly yours,

                                          MHS CONSULTING CORPORATION

                                          By: /s/ K L Witty
                                              ----------------------------------

                                          Name: KAREY L. WITTY

                                          Title: SECRETARY